Exhibit 4.2

SERIES 2023-1 SUPPLEMENT

among

FRONTIER ISSUER LLC AND

THE ASSET ENTITIES PARTY HERETO, AND

CITIBANK, N.A.,

AS INDENTURE TRUSTEE

dated as of August 8, 2023

Secured Fiber Network Revenue Term Notes, Series 2023-1

SERIES 2023-1
SUPPLEMENT

THIS SERIES 2023-1 SUPPLEMENT (as amended, supplemented or otherwise modified and in effect from time to time, this “Series Supplement”), dated as of August 8, 2023, is entered into by among (i) Frontier Issuer LLC, a Delaware limited liability company, as the issuer (the “Issuer”), (ii) Frontier Dallas TX Fiber 1 LLC, a Delaware limited liability company, as an asset entity (“AssetCo” and, together with any entity that becomes a party hereto after the date hereof as an Additional Asset Entity, the “Asset Entities”; the Issuer and the Asset Entities being referred to herein collectively as the “Obligors”), and (iii) Citibank, N.A., as Indenture Trustee and not in its individual capacity and any successor thereto (in such capacity, the “Indenture Trustee”).

RECITALS

WHEREAS, the Obligors have entered into a Base Indenture, dated as of the date hereof (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Base Indenture”), among the Indenture Trustee and the Obligors;

WHEREAS, the Obligors desire to enter into this Series Supplement in order to issue a Series of Notes pursuant to Section 2.07 of the Base Indenture in accordance with the terms thereof;

WHEREAS, the Issuer represents that it has duly authorized the issuance of up to

$1,585,978,000 aggregate initial principal amount of Secured Fiber Network Revenue Term Notes, Series 2023-1, comprised of the following three Classes of Notes: (i) $1,119,514,000 initial principal amount of 6.60% Secured Fiber Network Revenue Term Notes, Series 2023-1, Class A- 2 (the “Series 2023-1 Class A-2 Notes”), (ii) $154,866,000 initial principal amount of 8.30% Secured Fiber Network Revenue Term Notes, Series 2023-1, Class B (the “Series 2023-1 Class B Notes”) and (iii) $311,598,000 initial principal amount of 11.50% Secured Fiber Network Revenue Term Notes, Series 2023-1, Class C (the “Series 2023-1 Class C Notes” and together with the Series 2023-1 Class A-2 Notes and the Series 2023-1 Class B Notes, the “Series 2023-1 Term Notes” or the “Series 2023-1 Notes”);

WHEREAS, each of the Series 2023-1 Notes constitutes a “Note” and, collectively, the Series 2023-1 Notes constitute a “Series” or “Series of Notes” as defined in the Base Indenture; and

WHEREAS, the Indenture Trustee has agreed to accept the trusts herein created upon the terms herein set forth.

NOW, THEREFORE, it is mutually covenanted and agreed as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions. All defined terms used herein and not defined herein (including in the recitals hereto) shall have the meaning ascribed to such terms or incorporated by reference in the Base Indenture, except as expressly set forth herein. In addition, the following terms have the following meanings in this Series Supplement unless the context clearly requires otherwise:

“Agent Members” means members of, or participants in, DTC, or a nominee thereof.

“Electronic Transmission” shall have the meaning ascribed to it in Section 5.07(b).

“Exchange” shall have the meaning ascribed to it in Section 2.04(a).

“Initial Payment Date” shall mean, with respect to the Series 2023-1 Notes, the Payment Date occurring in September 2023.

“Initial Purchasers” shall mean Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, Barclays Capital Inc., Citizens Capital Markets, Inc., Deutsche Bank Securities Inc., Fifth Third Securities, Inc., J.P. Morgan Securities LLC, and TD Securities (USA) LLC.

“Note Rate” shall mean, with respect to the Series 2023-1 Notes, the fixed rate per annum at which interest accrues on the unpaid principal balance of each Class of Series 2023-1 Notes as set forth in Section 2.01(a).

“Offering Memorandum” shall mean the Offering Memorandum dated August 1, 2023, relating to the offering by the Issuer of the Series 2023-1 Term Notes.

“Post-ARD Note Spread” shall, for each Class of Series 2023-1 Term Notes, be the spread per annum set forth in the table below:

Class of Notes	Post-ARD Note Spread
Series 2023-1 Class A-2 Notes	3.40%
Series 2023-1 Class B Notes	5.35%
Series 2023-1 Class C Notes	8.25%

“Prepayment Consideration Period” shall mean, with respect to the Series 2023-1 Notes, the period from the Closing Date until (but not including) the Payment Date in July 2026.

“Rated Final Payment Date” shall mean, with respect to the Series 2023-1 Notes, the Series 2023-1 Rated Final Payment Date.

“Rating Agency” or “Rating Agencies” shall mean, in relation to the Series 2023- 1 Notes issued pursuant to this Series Supplement, Fitch.

“Rating Agency Confirmation” shall mean, with respect to any transaction or matter in question concerning the Series 2023-1 Notes, (i) 30 calendar days’ prior written notice by the Issuer to the Rating Agency or Rating Agencies then-appointed by the Issuer to rate the Series 2023-1 Notes (or such shorter period as may be agreed upon by such Rating Agency or Rating Agencies at its or their election) and (ii) confirmation from such Rating Agency or Rating Agencies that such transaction or matter will not result in a downgrade, qualification or withdrawal of, with respect to any Series 2023-1 Class A-2 Notes, the initial rating, or with respect to any other Class of Series 2023-1 Notes, the then-current rating of, such Class of Notes (or the placing of such Class of Notes on negative credit watch or ratings outlook in contemplation of any such action with respect thereto); provided, that each proviso to the definition of “Rating Agency Confirmation” in the Base Indenture shall also apply to this definition, mutatis mutandis.

“Series 2023-1 Class A-2 Notes” shall have the meaning ascribed to it in the recitals hereto.

“Series 2023-1 Class B Notes” shall have the meaning ascribed to it in the recitals hereto.

“Series 2023-1 Class C Notes” shall have the meaning ascribed to it in the recitals hereto.

“Series 2023-1 Closing Date” shall mean August 8, 2023. The “Closing Date” with respect to the Series 2023-1 Notes shall be the Series 2023-1 Closing Date.

“Series 2023-1 Notes” shall have the meaning ascribed to it in the recitals hereto.

“Series 2023-1 Rated Final Payment Date” shall have the meaning ascribed to it in Section 2.01(c).

“Series 2023-1 Term Note Anticipated Repayment Date” shall have the meaning ascribed to it in Section 2.01(b). For purposes of the Base Indenture, the “Series 2023-1 Term Note Anticipated Repayment Date” shall be deemed to be the “Anticipated Repayment Date” with respect to the Series 2023-1 Notes.

“Series 2023-1 Term Notes” shall have the meaning ascribed to it in the recitals hereto.

“Transfer” shall have the meaning ascribed to it in Section 2.04(a).

Section 1.02          Rules of Construction. Unless the context otherwise requires:

(a)    a term has the meaning assigned to it;

(b)  accounting terms not otherwise defined herein and accounting terms partly defined herein, to the extent not defined, shall have the respective meanings given to them under GAAP as in effect from time to time;

(c)  “or” is not exclusive;

(d)   “including” means including without limitation;

(e)   words in the singular include the plural and words in the plural include the singular;

(f)   all references to “$” or “USD” are to United States dollars;

(g)   any agreement, instrument, regulation, directive or statute defined or referred to in this Series Supplement or in any instrument or certificate delivered in connection herewith means such agreement, instrument, regulation, directive or statute as from time to time amended, supplement or otherwise modified in accordance with the terms thereof and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein;

(h)   references to a Person are also to its permitted successors and assigns;

(i)          the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Series Supplement, shall refer to this Series Supplement as a whole and not to any particular provision of this Series Supplement, and Section, Schedule and Exhibit references are to this Series Supplement unless otherwise specified;

(j)          whenever the phrase “in direct order of alphabetical designation” or “highest alphabetical designation” or a similar phrase is used herein, it shall be construed to mean beginning with the letter “A” and ending with the letter “Z”; and

(k)          whenever the phrase “in direct order of alphanumerical designation” or a similar phrase is used herein, it shall be construed to mean beginning with the letter “A” and the lowest numerical designation within such Class and ending with the letter “Z” and the highest numerical designation within such Class (e.g., A-1, then A-2, then B, then C).

In the event that any term or provision contained herein with respect to the Series 2023-1 Notes shall conflict with or be inconsistent with any term or provision contained in the Base Indenture, the terms and provisions of this Series Supplement shall govern.

ARTICLE II

SERIES 2023-1 NOTE DETAILS, DELIVERY AND FORM

Section 2.01          Series 2023-1 Note Details.

(a)           The Series 2023-1 Notes shall be issued in three Classes, having the Class and Series designation, Initial Class Principal Balance, Note Rates and initial ratings set forth below.

Class of Notes	Initial Class Principal Balance	Note Rate	Note Type	Rating (Fitch)
Series 2023-1, Class A-2	$1,119,514,000	6.60%	Term Notes	A
Series 2023-1, Class B	$154,866,000	8.30%	Term Notes	BBB
Series 2023-1, Class C	$311,598,000	11.50%	Term Notes	BB-

Accrued Note Interest with respect to each Interest Accrual Period for the Series 2023-1 Term Notes will be calculated on a 30/360 Basis in the manner set forth in the definition of “Accrued Note Interest” in Section 1.01 of the Base Indenture.

(b)          The “Series 2023-1 Term Note Anticipated Repayment Date” is the Payment Date occurring in July 2028.

(c)          The “Series 2023-1 Rated Final Payment Date” for the Series 2023-1 Term Notes is the Payment Date occurring in August 2053.

(d)   There shall be no Targeted Amortization Amount with respect to the Series 2023-1 Notes.

Section 2.02          Delivery of the Series 2023-1 Notes. Upon the execution and delivery of this Series Supplement, the Issuer shall execute and deliver the Series 2023-1 Notes to the Indenture Trustee and the Indenture Trustee shall, upon receipt of an Issuer Order, authenticate the Series 2023-1 Notes and shall hold the Series 2023-1 Term Notes as agent for the Depositary under the Fast Automated Securities Transfer Program.

Section 2.03          Forms of Series 2023-1 Notes; Transfers.

(a)          The Series 2023-1 Term Notes shall be issued in the form of Book-Entry Notes in substantially the forms set forth in the Base Indenture, each with such variations, omissions and insertions as may be necessary. The Depository for the Series 2023-1 Notes shall be DTC.

(b)          None of the Obligors, the Guarantor, the Non-Securitization Entities, the Indenture Trustee, any Paying Agent, the Servicer, the Back-Up Manager or the Initial Purchasers shall have any responsibility or liability with respect to (i) any aspects of the records maintained by DTC or its nominee or any Agent Member relating to or for payments made thereby on account of beneficial interests in a Book-Entry Note or (ii) any records maintained by any Noteholder with respect to the beneficial holders thereof or payments made thereby on account of beneficial interests held therein.

Section 2.04 Tax Restricted Notes. The Series 2023-1 Class C Notes shall be designated as Tax Restricted Notes (and shall accordingly be subject to the transfer restrictions in Section 2.02(k) of the Base Indenture). The Series 2023-1 Class C Notes shall be issued in minimum denominations of $25,000 and in integral multiples of $1.00 in excess thereof. Each purchaser of the Series 2023-1 Class C Notes will be deemed to have represented and agreed as follows:

(a)          No such Series 2023-1 Class C Notes (or any interest therein that is described in Treasury regulations section 1.7704-1(a)(2)(i)(B)) shall be marketed, acquired or directly or indirectly sold, encumbered,  assigned, participated, pledged, hypothecated, rehypothecated, exchanged, or otherwise disposed of, suffered the creation of a lien on, or transferred or conveyed in any manner (each, a “Transfer”) on or through (i) a United States national, regional or local securities exchange, (ii) a foreign securities exchange or (iii) an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers (any entity described in clauses (i), (ii) or (iii), an “Exchange”) or (y) cause any of such Series 2023-1 Class C Notes or any interest therein to be marketed on or through an Exchange.

(b)          No financial instrument payments shall be permitted if such financial instrument payments are, or the value of which is, determined in whole or in part by reference to the Series 2023-1 Class C Notes or the value of the Issuer (including the amount of Issuer distributions on such Series 2023-1 Class C Notes, the value of the Issuer’s assets, or the results of the Issuer’s operations), or any contract that otherwise is described in Treasury regulations section 1.7704- 1(a)(2)(i)(B) with respect to the Series 2023-1 Class C Notes or the Issuer.

(c)          No partnership, grantor trust or S corporation shall (i) at all times, hold more than 50% of the value of any person’s interest (direct or indirect) will be attributable to such Series 2023-1 Class C Notes and any other interests (direct or indirect) in the Issuer that are or may be treated as equity interests in the Issuer for U.S. federal income tax purposes or (ii) be part of an arrangement the principal purpose of which is to permit the Issuer to satisfy the 100-partner limitation of Treasury regulations section 1.7704-1(h)(1)(ii) (taking into account holders of the Series 2023-1 Class C Notes as partners for such purposes).

(d)          No Transfer of a beneficial interest in a Series 2023-1 Class C Note shall be permitted if (i) the person receiving the beneficial interest in such Series 2023-1 Class C Notes does not to be bound by the restrictions, conditions, representations, warranties and covenants set forth in clauses (a), (b) and (c) above and this clause (d), (ii) such Transfer would cause the aggregate number of beneficial holders and beneficial owners of such interests in the Class C Notes and beneficial holders of any other interests in the Issuer that are or may be treated as equity interests in the Issuer for U.S. federal income tax purposes, as determined for purposes of Treasury regulations section 1.7704-1(h), to exceed 90, or otherwise cause the Issuer to be treated as a publicly traded partnership for such purposes, and (iii) such Transfer would otherwise violate clauses (a), (b) and (c) above.

(e)          Each purchaser of Series 2023-1 Class C Notes (and each beneficial owner) shall be a “United States person” withing the meaning of Section 7701(a)(30) of the Code and deliver a fully-completed and executed IRS Form W-9 to the Indenture Trustee prior to its acquisition of Series 2023-1 Class C Notes.

(f)          In the event that the Series 2023-1 Class C Notes are treated as equity interests in the Issuer for U.S. federal income tax purposes, each purchaser of Series 2023-1 Class C Notes shall provide, at the Issuer’s request, such available information as may be reasonably necessary for the Issuer to administer any income tax audit with respect to the Issuer or any of its subsidiaries, and to make any election reasonably determined to be made in connection therewith.

Any Transfer or other action in violation of clauses (a) through (d) above shall be void ab initio, unless, solely in the case of a Transfer or other action in violation of clauses (a)

through (c), the Issuer receives an opinion of counsel twenty days prior to the proposed Transfer, in form and substance reasonably satisfactory to the Issuer, to the effect that the Transfer will not cause the Issuer to be treated as a publicly traded partnership for U.S. federal income tax purposes

Section 2.05 Deemed Representations. Each purchaser of Series 2023-1 Notes will be deemed to have represented and agreed as follows (terms used in this Section 2.05 that are defined in Rule 144A or Regulation S under the Securities Act are used herein as defined therein):

(a)          it is (A) (i) a Qualified Institutional Buyer, (ii) aware that the sale of the Series 2023-1 Notes to it is being made in reliance on Rule 144A and (iii) acquiring such Series 2023-1 Notes for its own account or for the account of another Qualified Institutional Buyer, as the case may be, (B) (i) an Institutional Accredited Investor, (ii) acquiring such Series 2023-1 Notes for its own account and (iii) does not intend to resell or distribute such Series 2023-1 Notes in any manner that would violate, or require registration under, Section 5 of the Securities Act, or (C) (i) not a “U.S. person”, (ii) not acquiring such Series 2023-1 Notes for the account or benefit of a “U.S. person” and (iii) located outside of the United States;

(b)          it understands that (A) the Series 2023-1 Notes have not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (B) none of the Indenture Trustee or the Note Registrar is obligated to register or qualify the Series 2023-1 Notes and (C) no interest in the Series 2023-1 Notes may be reoffered, resold, pledged or otherwise transferred unless (i) such Series 2023-1 Notes are registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws, (ii) (a) such interest is reoffered, resold, pledged or otherwise transferred (1) to a person whom the Noteholder desiring to effect such transfer reasonably believes is a Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A, (2) to an Institutional Accredited Investor in a transaction exempt from the registration requirements of the Securities Act and the Noteholder desiring to effect such transfer has received a certificate from such Noteholder’s prospective transferee substantially in the form attached as the applicable exhibit to the Indenture, or (3) in an “offshore transaction” satisfying the conditions of Rule 903 or Rule 904 of Regulation S, and (b) such interest is reoffered, resold, pledged or otherwise transferred in accordance with all applicable securities laws of the States of the United States, or (iii) the Note Registrar has received an opinion of counsel to the effect that such transfer may be made without registration under the Securities Act;

(c)          if it is acquiring Series 2023-1 Class A-2 Notes or Series 2023-1 Class B Notes, then either (A) it is not (i) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (ii) a plan, individual retirement account or other arrangement that is described in Section 4975 of the Code, to which Section 4975 of the Code or any Similar Laws apply, (iii) an entity deemed to hold the assets of any of the foregoing described in clauses (i) and (ii) (pursuant to the Plan Asset Regulation or otherwise), or (iv) a person who is purchasing or holding such Series 2023-1 Notes or any interest therein on behalf of, as fiduciary of, as trustee of, or with assets of, any Plan, or (B) its purchase and holding of such Series 2023-1 Notes or any interest therein will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Laws. If it is acquiring Series 2023-1 Class C Notes, then either (A) it is neither a Plan nor a person who is purchasing such Series 2023-1 Class C Notes or any interest therein on behalf of, as fiduciary of, as trustee of, or with assets of, any Plan, or (B) it is a Plan not subject to Title I of ERISA or Section 4975 of the Code and its purchase and holding of such Series 2023-1 Class C Notes or any interest therein will not result in a violation of any applicable Similar Laws and will not cause the assets of the Issuer to be subject to Similar Laws;

(d)         it has, independently and without reliance upon the Indenture Trustee or any other person, and based on such documents and information as it has deemed appropriate, made its own investment decision in respect of the Series 2023-1 Notes and it will, independently and without reliance upon the Indenture Trustee or any other person, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Indenture and in connection with the Series 2023-1 Notes; and

(e)           it has been furnished with all information regarding (a) the Series 2023-1 Notes and distributions thereon, (b) the Indenture and (c) all related matters, in each case that it has requested.

ARTICLE III

RESERVE ACCOUNTS; ALLOCATION OF PROCEEDS

Section 3.01 Prefunding; Yield Maintenance. There shall be no Prefunding Period with respect to the Series 2023-1 Notes, and no Prefunding Account or Yield Maintenance Reserve Account shall be established with respect to the Series 2023-1 Notes.

Section 3.02  Allocations; Liquidity Reserve. On the Series 2023-1 Closing Date, (i) the net proceeds from the issuance and sale of the Series 2023-1 Notes shall be paid to, or at the direction of, the Issuer and (ii) the Issuer shall apply such net proceeds to, among other things, make an initial deposit into the Liquidity Reserve Account in an amount equal to the Required Liquidity Reserve Amount as of the first Payment Date following the Series 2023-1 Closing Date.

ARTICLE IV

RETAINED COLLECTIONS CONTRIBUTIONS

Section 4.01 Retained Collections Contributions For purposes of the Series 2023- 1 Notes, a cash capital contribution made to an Obligor at any time by the Manager or an affiliate of the Manager shall not be deemed to be a Retained Collections Contribution if, as of the related deposit date into the Liquidity Reserve Account in accordance with Section 2.12(b) of the Base Indenture, (x) the aggregate Retained Collection Contributions during the immediately preceding twelve month period would exceed the greater of (A) 15% of Annualized Run Rate Revenue as of the last day of the immediately preceding calendar month and (B) $37 million or (y) the aggregate Retained Collection Contributions since the Closing Date would exceed the greater of (A) 25% of Annualized Run Rate Revenue as of the last day of the immediately preceding calendar month and (B) $62 million.

ARTICLE V

GENERAL PROVISIONS

Section 5.01          Date of Execution. This Series Supplement for convenience and for the purpose of reference is dated as of August 8, 2023.

Section 5.02 Notices. Notices required to be given to the Rating Agency by the Issuer, the Asset Entities or the Indenture Trustee shall be e-mailed (i) first (or simultaneously with second) to the Issuer at anne.meyer@ftr.com, kevin.saville@ftr.com and frontier20231tj2u@17g5.com to be posted to the password protected internet website maintained by the Issuer for communication to the Rating Agency pursuant to Rule 17g-5 under the Exchange Act and (ii) second to the following address: globalcrosssectorsf@fitchratings.com.

Section 5.03 Governing Law. THIS SERIES SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS SERIES SUPPLEMENT.

Section 5.04 Submission to Jurisdiction. EACH OBLIGOR AND THE INDENTURE TRUSTEE IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR UNITED STATES FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR IN RELATION TO THIS SERIES SUPPLEMENT.

Section 5.05 Waiver of Jury Trial. EACH OBLIGOR AND THE INDENTURE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SERIES SUPPLEMENT, THE SERIES 2023-1 NOTES, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Section 5.06 Severability; Entire Agreement. In case any provision in this Series Supplement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Series Supplement supersedes all prior agreements between the parties and constitutes the entire agreement between the parties hereto with respect to the matters covered hereby and supersedes all prior agreements between the parties.

Section 5.07 Counterparts.

(a)          The parties may sign any number of copies of the Base Indenture and any Series Supplement. Each signed copy shall be an original, but all of them together represent the same agreement. The words “execution,” “execute”, “signed,” “signature,” “delivery,” and words of like import in or relating to the Base Indenture and any Series Supplement or any document to be signed in connection with the Base Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything herein to the contrary, the Indenture Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Indenture Trustee, pursuant to procedures approved by the Indenture Trustee. As used herein, “electronic signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or other record.

(b)          For purposes of this Series Supplement or any other Transaction Documents, any reference to “written” or “in writing” means any form of written communication, including, without limitation, electronic signatures, and any such written communication may be transmitted by Electronic Transmission. “Electronic Transmission” means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process. The Indenture Trustee is authorized to accept written instructions, directions, reports, notices or other communications delivered by Electronic Transmission and shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by Electronic Transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such Electronic Transmission, and the Indenture Trustee shall not have any liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information to the Indenture Trustee, including, without limitation, the risk of the Indenture Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties (except to the extent such action results from gross negligence, willful misconduct or fraud by the Indenture Trustee).

(c)          Any requirement in this Series Supplement that a document, including any Note, is to be signed or authenticated by “manual signature” or similar language shall not be deemed to prohibit signature to be by facsimile or electronic signature and shall not be deemed to prohibit delivery thereof by Electronic Transmission. Notwithstanding anything to the contrary in this Series Supplement, any and all communications (both text and attachments) by or from the Indenture Trustee that the Indenture Trustee in its sole discretion deems to contain confidential, proprietary and/or sensitive information and sent by Electronic Transmission will be encrypted. The recipient of the Electronic Transmission will be required to complete a one-time registration process.

(d)          Delivery of an executed counterpart of a signature page of this Series Supplement by Electronic Transmission shall be effective as delivery of a manually executed counterparty of this Series Supplement.

ARTICLE VI

APPLICABILITY OF INDENTURE

Section 6.01  Applicability.  The provisions of the Base Indenture are hereby ratified, approved and confirmed, except as otherwise expressly modified by this Series Supplement and the Base Indenture as so supplemented by this Series Supplement shall be read, taken and construed as one and the same instrument. The representations, warranties and covenants contained in the Base Indenture (except as expressly modified herein) are hereby reaffirmed with the same force and effect as if fully set forth herein and made again as of the date hereof.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Issuer, AssetCo and the Indenture Trustee have caused this Series Supplement to be duly executed by their respective officers, thereunto duly authorized, all as of the day and year first above written.

FRONTIER ISSUER LLC, as Issuer

By:	/s/ Kevin Saville
Name:	Kevin Saville
Title:	Vice President, General Counsel and Assistant Secretary

FRONTIER DALLAS TX FIBER 1 LLC, as an Asset Entity

By:	/s/ Kevin Saville
Name:	Kevin Saville
Title:	Vice President, General Counsel and Assistant Secretary

[Signature Page to Series 2023-1 Supplement]

CITIBANK, N.A.,
not in its individual capacity, but solely as Indenture Trustee

By:	/s/ Anthony Bausa
Name:	Anthony Bausa
Title:	Senior Trust Officer

[Signature Page to Series 2023-1 Supplement]